Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended September 30, 2009
Quarterly Cash Flow Up 55%
EPS Even With Prior Year on Local Currency Basis
     MILWAUKEE—October 16, 2009—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the three months ended September 30, 2009, equaled 47 cents. Diluted earnings per share for the prior year’s comparable period were 50 cents. Third quarter earnings, as stated in local currency, would be approximately 3 cents per share higher than reported earnings and even with the prior year.
     Consolidated revenue for the third quarter of 2009 was $303.2 million compared to $318.6 million in the third quarter of 2008. Foreign currency translation reduced third quarter revenues by 4.2%. On a local currency basis, consolidated quarterly revenue was lower by approximately 1% in comparison to the prior year.
     Diluted earnings per share for the nine months ended September 30, 2009, were $1.45 compared to $1.46 cents in last year’s comparable period. As stated in local currency, earnings per share for the 2009 year-to-date period would be approximately 14 cents higher than reported earnings. Revenue for the first nine months of this year was $890.0 million, compared to $958.8 million in the prior year’s first nine months. Foreign currency translation decreased revenues in the year-to-date period by 7.3%. As reported in local currency, revenue for the first nine months of the year was in line with the prior year.
     Cash provided by operating activities in the third quarter rose sharply to $43.1 million, compared to $27.8 million in the prior year’s comparable period. For the nine months ended
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Sensient Technologies Corporation Earnings Release – Third Quarter Ended September 30, 2009 October 16, 2008	Page 2
September 30, 2009, cash provided by operating activities was $98.6 million, an increase of 48.7% compared to the prior year. Total debt at September 30, 2009, was $444.5 million, a reduction of $35.4 million since the beginning of the year and $39.4 million in the last twelve months.
     “We saw strength this quarter in a number of markets, but overall results continue to be impacted by soft economic conditions,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “Our strategy of reducing debt and investing in our business has allowed the Company to deliver stable results during this challenging period. I remain optimistic about Sensient’s prospects in the future.”
BUSINESS REVIEW
     The Flavors & Fragrances Group reported revenue for the third quarter of 2009 of $194.8 million compared to third quarter 2008 revenue of $204.6 million. Group operating profit of $30.7 million was down 3.4% in comparison to the prior year’s operating income of $31.8 million. Revenue for the first nine months of 2009 was $576.9 million and operating income was $94.9 million. In the third quarter, unfavorable foreign currency comparisons reduced Flavors & Fragrances Group revenue and operating income by approximately 4%. On a local currency basis, quarterly revenue for the Group was down 1% and local currency operating income was in line with the prior year’s level. Sales of flavors in the quarter were impacted by soft consumer demand and delayed new product introductions on the part of customers. Group operating margins in the quarter improved 20 basis points in comparison to the prior year partly as a result of price increases that were implemented in prior quarters.
     The Color Group reported third quarter revenue of $94.2 million in comparison to $102.7 million in last year’s third quarter. Operating income for the quarter was $14.6 million compared to prior year operating income of $17.7 million. Revenue for the first nine months of 2009 was $275.0 million and operating income was $43.3 million. Unfavorable
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Sensient Technologies Corporation Earnings Release – Third Quarter Ended September 30, 2009 October 16, 2008	Page 3
foreign currency comparisons reduced third quarter Color Group revenue and operating income by approximately 6% and 5%, respectively. As stated in local currency, the Color Group’s third quarter revenue and operating income were down 2.7% and 12.6%, respectively. Soft consumer demand and continued inventory de-stocking resulted in lower sales of the Group’s non-food colors in the quarter. Sales of food and beverage colors, as stated in local currency, were up in selected markets, including Latin America and Europe, but were offset by lower sales in the U.S. market.
2009 OUTLOOK
Sensient now expects 2009 diluted earnings per share to be within a range of $1.85 and $1.90.
CONFERENCE CALL
     The company will host a conference call to discuss its 2009 third quarter financial results at 10:00 a.m. CDT on Friday, October 16, 2009. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on October 16, 2009, through midnight on October 23, 2009, by calling (706) 645-9291 and referring to conference identification number 34671430. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended June 30, 2009. The forward-looking statements in this press release speak only as to the date of this release. Sensient
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Sensient Technologies Corporation Earnings Release – Third Quarter Ended September 30, 2009 October 16, 2008	Page 4
Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 5
Consolidated Statements of Earnings

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Revenue	$303,179	$318,601	-4.8%	$889,962	$958,815	-7.2%

Cost of products sold	210,103	222,705	-5.7%	615,666	665,555	-7.5%
Selling and administrative expenses	54,104	55,041	-1.7%	153,683	167,919	-8.5%

Operating income	38,972	40,855	-4.6%	120,613	125,341	-3.8%
Interest expense	5,483	7,977		18,379	25,035

Earnings before income taxes	33,489	32,878	1.9%	102,234	100,306	1.9%
Income taxes	10,660	8,776		31,979	30,067

Net earnings	$22,829	$24,102	-5.3%	$70,255	$70,239	0.0%

Earnings per common share:
Basic	$0.47	$0.50	-6.0%	$1.45	$1.48	-2.0%

Diluted	$0.47	$0.50	-6.0%	$1.45	$1.46	-0.7%

Average common shares outstanding:
Basic	48,447	47,792	1.4%	48,299	47,554	1.6%

Diluted	48,750	48,320	0.9%	48,553	48,098	0.9%

Results by Segment

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Revenue
Flavors & Fragrances	$194,805	$204,551	-4.8%	$576,908	$609,269	-5.3%
Color	94,160	102,659	-8.3%	274,974	312,771	-12.1%
Corporate & Other	23,291	21,566	8.0%	63,179	66,150	-4.5%
Intersegment elimination	(9,077)	(10,175)	-10.8%	(25,099)	(29,375)	-14.6%

Consolidated	$303,179	$318,601	-4.8%	$889,962	$958,815	-7.2%

Operating Income
Flavors & Fragrances	$30,678	$31,774	-3.4%	$94,884	$94,290	0.6%
Color	14,573	17,738	-17.8%	43,305	55,531	-22.0%
Corporate & Other	(6,279)	(8,657)	-27.5%	(17,576)	(24,480)	-28.2%

Consolidated	$38,972	$40,855	-4.6%	$120,613	$125,341	-3.8%

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 6
Consolidated Condensed Balance Sheets

September 30,	2009	2008
Current assets	$655,125	$669,515
Goodwill and intangibles (net)	472,867	485,286
Property, plant and equipment (net)	420,542	416,839
Other assets	38,462	42,607

Total Assets	$1,586,996	$1,614,247

Current liabilities	$197,034	$224,724
Long-term debt	411,259	450,437
Accrued employee and retiree benefits	40,685	45,275
Other liabilities	29,659	28,934
Shareholders’ equity	908,359	864,877

Total Liabilities and Shareholders’ Equity	$1,586,996	$1,614,247

Consolidated Statements of Cash Flows

Nine Months Ended September 30,	2009	2008
Net cash provided by operating activities	$98,583	$66,288

Cash flows from investing activities:
Acquisition of property, plant and equipment	(30,933)	(34,384)
Proceeds from sale of assets	4	1,946
Other investing activity	(615)	1,293

Net cash used in investing activities	(31,544)	(31,145)

Cash flows from financing activities:
Proceeds from additional borrowings	216,608	40,330
Debt payments	(256,991)	(65,420)
Dividends paid	(27,743)	(26,412)
Proceeds from options exercised and other	8,452	15,959

Net cash used in financing activities	(59,674)	(35,543)

Effect of exchange rate changes on cash and cash equivalents	(4,785)	(23)

Net increase (decrease) in cash and cash equivalents	2,580	(423)
Cash and cash equivalents at beginning of period	8,498	10,522

Cash and cash equivalents at end of period	$11,078	$10,099

Supplemental Information

Nine Months Ended September 30,	2009	2008
Depreciation and amortization	$31,458	$33,828

Dividends per share	$0.57	$0.55